AMENDMENT NO. 2
TO
BURLINGTON RESOURCES INC.
DEFERRED COMPENSATION PLAN

The Burlington Resources Inc. Deferred Compensation Plan (the “Plan”) is hereby amended as follows:

1.    Section 1.5 of the Plan is amended, effective as of the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among Burlington Resources Inc., ConocoPhillips and Cello Acquisition Corp. (the “Effective Time”), to read as follows:

“1.5  Common Stock means the common stock, par value $.01 per share, of the Company (except as otherwise provided in Section 4.9).”

2.    Sections 4.1 and 4.2 of the Plan are amended, effective as of January 1, 2005, to add the following at the end of each such Section:

“Anything in this Plan to the contrary notwithstanding, any deferrals of Base Salary after December 31, 2004 shall be made pursuant to an election under the Burlington Resources Inc. 2005 Deferred Compensation Plan, and such deferrals shall be governed by the provisions of the Burlington Resources Inc. 2005 Deferred Compensation Plan rather than Sections 4.3 through 4.8 of this Plan or any other provisions of this Plan relating to deferrals.”

3.    Section 4.4 of the Plan is amended, effective as of the Effective Time, to read as follows:

“4.4  Investment of Accounts. Except as provided below, each Account shall accrue interest on the deferred Base Salary credited to such Account from the date such Base Salary is credited to the Account through the date of its distribution (the “Interest Account”). Such interest shall be credited to the Interest Account as of such valuation dates as shall be determined by the Management Committee. The Management Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Interest Accounts; provided, however, that in no event may the interest rate be less than the Moody’s Long-Term Corporate Bond Yield Average (as it may be adjusted from time to time); and, provided, further, that the Plan may not be amended to reduce or eliminate this minimum rate of interest.

In lieu of investing in the Interest Account, a Participant may elect that all or a specified percentage of his or her Base Salary deferred that calendar year be invested in Phantom Stock (the “Company Stock Account”), in the S&P Account or in any combination of the Interest Account, Company Stock Account and/or S&P Account. If the Participant so elects, the Management Committee shall establish a separate notional subaccount(s) for such Participant under his or her Account, which shall be credited (i) with respect to the Company Stock Account, with whole and fractional shares of Phantom Stock periodically as of the dates of the credits to the Company Stock Account, and with phantom (notional) dividends with respect to the Phantom Stock, which shall be credited as being reinvested in additional shares of Phantom Stock and (ii) with respect to the S&P Account, with whole and fractional units in the S&P Account periodically as of the credits to the S&P Account and with any notional distributions on such units, which shall be credited as being reinvested in additional units. All credits and debits to the Company Stock Account shall be made based on the Fair Market Value per share of the Common Stock on the applicable date. The Management Committee shall determine, in its sole discretion, the valuation dates for valuing each Participant’s Account(s).”

4.    Section 4.5 is amended, effective as of the Effective Time, to read as follows:

“4.5  Change in Investment Elections. Each Participant who has an Account under the Plan may elect that all or a specified percentage of his or her Account balance as of any date be reinvested in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant. This election shall be in such form as the Management Committee (or the Compensation Committee, as the case may be) shall establish and shall comply with all requirements of Section 16(b), to the extent applicable.”

5.    Section 4.7 of the Plan is amended, effective as of the Effective Time, to read as follows:

“4.7  Payment of Accounts. Upon a Participant’s Termination or on any Special Deferral payment date, the Company shall pay to such Participant (or to his or her Beneficiary in case of the Participant’s death) in cash the balance credited to his or her affected Account(s) as follows:

(a)	a lump sum payment; or
(b)	in 5 consecutive substantially equal annual installments; or
(c)	in 10 consecutive substantially equal annual installments;
whichever form of payment has been elected by the Participant. If distributions are to be made in substantially equal installments, the amount of each installment payment shall be determined by dividing (i) the amount credited to the portion of the Participant’s Account to be paid in that form determined as of the valuation date before the applicable installment payment by (ii) the number of installment payments (including the applicable installment) remaining to be paid. On and after the Participant’s Termination or Special Deferral payment date and until the full distribution of his or her Account(s), the Participant may invest all or a specified portion of his or her Account(s) as of any date in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant. Payment of Accounts shall commence or be made in the month following the month in which the Participant’s Termination or Special Deferral payment date occurs. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts.”

6.    Section 4 of the Plan is amended, effective as of the Effective Time, by adding the following new Section 4.9:

“4.9  Conversion of Company Stock Account. At the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among the Company, ConocoPhillips and Cello Acquisition Corp., the Phantom Stock held in the Company Stock Account shall be converted in accordance with said Agreement and Plan of Merger into phantom shares of common stock of ConocoPhillips, and thereafter the term “Common Stock” for purposes of this Plan shall mean common stock of ConocoPhillips.”

7.    Section 5.6 of the Plan is amended, effective as of January 1, 2005, to read as follows:

“5.6  Termination and Amendment. Subject to Section 5.9 and the limitation set forth in the third sentence of Section 4.4, the Compensation Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Compensation Committee may reinstate any or all of its provisions. Subject to Section 5.9 and the limitation set forth in the third sentence of Section 4.4, the Management Committee may also amend the Plan; provided, however, that it may not suspend or terminate the Plan, or substantially increase the obligations of the Company under the Plan (provided, however, that the addition of new notional subaccounts for investments shall not be deemed an increase in the obligations of the Company), or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.”

8.    Section 5 of the Plan is amended, effective as of January 1, 2005, by adding the following new Section 5.9:

“5.9  Preservation of Grandfathering Under Code Section 409A. It is intended that any amounts deferred under this Plan prior to January 1, 2005 qualify under the grandfather provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder so that such deferrals (as adjusted for earnings and losses thereon) are not subject to said Section 409A. No amendments shall be made to this Plan that would cause the loss of such grandfather protection.”